                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Paradyne Networks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                (PARADYNE LOGO)

                                                                  April 27, 2000

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Paradyne Networks, Inc., which will be held on June 1, 2000 at 10:00 a.m., local time, at our corporate headquarters, 8545 126th Avenue North, Largo, Florida.

     At the annual meeting, stockholders will be asked to vote on the following matters:

     - election of two directors to serve until the 2003 annual meeting of stockholders; and

     - approval of an amendment to The Amended and Restated 1996 Equity Incentive Plan to increase the number of shares of common stock available for awards from 6,000,000 shares to 11,000,000 shares.

     All of the above matters are described in the accompanying proxy statement. It is important that your stock be represented at the meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting. You can submit your proxy voting instructions via the Internet, by touch tone telephone or by marking and returning the enclosed proxy card. Please see the instructions on how to vote attached to the notice of proxy. The method by which you vote by proxy now will not limit your right to vote at the meeting if you decide to attend in person. If you do attend and wish to vote in person, you may simply revoke your proxy at the meeting.

     If you plan to attend the meeting, please let us know when you vote via the Internet or by touch tone telephone or when you return your proxy card. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, bank or other nominee holding the shares to provide you with evidence of your share ownership so that you may be admitted to the meeting.

                                           Sincerely,

                                           /s/ ANDREW S. MAY
                                           Andrew S. May
                                           President and Chief Executive Officer

                            PARADYNE NETWORKS, INC.
                           8545 126TH AVENUE NORTH
                              LARGO, FLORIDA 33773
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 1, 2000
                             ---------------------

     NOTICE HEREBY IS GIVEN that the 2000 annual meeting of stockholders of Paradyne Networks, Inc. will be held at our corporate headquarters, 8545 126(th) Avenue North, Largo, Florida, on Thursday, June 1, 2000 at 10:00 a.m., local time. The purpose of the meeting is for the stockholders to consider and vote upon:

     - the election of two directors to serve until the 2003 annual meeting of stockholders;

     - an amendment to The Amended and Restated 1996 Equity Incentive Plan to increase the number of shares of common stock available for awards from 6,000,000 to 11,000,000 shares; and

     - such other business as properly may come before the annual meeting or any adjournments.

     Information relating to these matters is set forth in the attached proxy statement. Stockholders of record at the close of business on April 6, 2000 are entitled to receive notice of and to vote at the annual meeting and any adjournments. We encourage you to vote using the Internet, by touch tone telephone or by returning the enclosed proxy card in the envelope provided.

                                         By order of the board of directors,

                                         /s/ JAMES L. SLATTERY

                                         James L. Slattery
                                         Senior Vice President, Chief Legal and
                                         Intellectual Property Officer and
                                         Corporate Secretary

Largo, Florida
April 27, 2000

                                  HOW TO VOTE

VOTE BY INTERNET

     You can submit your proxy voting instructions via the Internet at the website identified on the enclosed proxy card. Internet voting is available 24 hours a day and will be accessible until midnight Eastern Standard Time on May 31, 2000. You will be given the opportunity to confirm that your voting instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders' identities by using individual control numbers. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

VOTE BY TELEPHONE

     You can submit your proxy voting instructions by touch tone telephone by calling the phone number identified on the enclosed proxy card. Telephone voting is available 24 hours a day and will be available until midnight Eastern Standard Time on May 31, 2000. As with Internet voting, you will be given the opportunity to confirm that your voting instructions have been properly recorded. In addition, our telephone voting procedures are designed to authenticate stockholders' identities by using individual control numbers. IF YOU VOTE VIA TOUCH TONE TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

VOTE BY MAIL

     If you choose to submit your proxy voting instructions by mail, please mark the enclosed proxy card, date and sign it and return it in the enclosed postage-paid envelope.

      YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY VOTING
          PROMPTLY BY PROXY IN ONE OF THE THREE WAYS DESCRIBED ABOVE.

VOTE AT THE ANNUAL MEETING

     Voting now by proxy will not limit your right to vote at the annual meeting if you decide to attend in person. If you do attend and wish to vote in person, you may simply revoke your proxy at the meeting. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, bank or other nominee holding the shares to provide you with evidence of your share ownership so that you may be admitted to the meeting.

                            PARADYNE NETWORKS, INC.
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 1, 2000
                             ---------------------

     The board of directors of Paradyne Networks, Inc., a Delaware corporation, is furnishing this proxy statement to solicit your proxy for the voting of your shares at the 2000 annual meeting of stockholders and at any adjournments. We will hold the annual meeting on Thursday, June 1, 2000 at 10:00 a.m., local time, at our corporate headquarters, 8545 126th Avenue North, Largo, Florida.

     We are mailing this proxy statement and the accompanying proxy card to stockholders on or about April 27, 2000.

                                     VOTING

GENERAL

     The securities that can be voted at the annual meeting consist of common stock, $.001 par value per share. Each share of common stock entitles its holder to cast one vote on each matter submitted to the stockholders at the annual meeting. The record date for determining the stockholders who are entitled to receive notice of and to vote at the annual meeting has been fixed by the board of directors as the close of business on April 6, 2000. On the record date, 31,356,435 shares of common stock were outstanding and eligible to be voted at the annual meeting.

QUORUM AND VOTE REQUIRED

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. In determining whether a quorum is present, we will apply the following principles:

     - Abstentions and votes withheld from any director nominee will be considered to be "votes entitled to be cast" and will be counted as present for purposes of determining the presence or absence of a quorum.

     - Broker non-votes will be considered to be "votes entitled to be cast" and will be counted as present for quorum purposes. Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under stock exchange rules because the brokers have not received specific instructions from their customers as to certain proposals and as to which the brokers have advised us that they lack voting authority.

     The following stockholder votes will be required for approval of the two proposals to be considered at the annual meeting:

          The proposal to elect two directors to serve until the 2003 annual meeting (Proposal 1), must be approved by a plurality of the votes represented at the annual meeting and entitled to be cast on the proposal. As to this proposal, abstentions, votes withheld and broker non-votes will have no effect on the outcome of the nominee election.

          The proposal to amend The Amended and Restated 1996 Equity Incentive Plan to increase the number of shares of common stock available for awards from 6,000,000 shares to 11,000,000 shares (Proposal 2) must be approved by a majority of the votes represented at the annual meeting and entitled to be cast on the proposal. As to this proposal, abstentions and votes withheld will have the same effect as votes against the proposal. Broker non-votes will have no effect as to the vote to amend our Amended and Restated 1996 Equity Incentive Plan.

VOTING BY PROXY

     If you are unable to attend the annual meeting in person or will attend but do not wish to vote in person, you may submit your proxy voting instructions via the Internet or by touch tone telephone by midnight Eastern Standard Time on May 31, 2000, or by completing and returning the enclosed proxy card in time for receipt no later than the close of business on May 31, 2000. You may submit your proxy voting instructions via the Internet by accessing the website identified on the enclosed proxy card and following the instructions on the website. If you choose to submit your proxy voting instructions by touch tone telephone, please call the phone number identified on the enclosed proxy card and follow the prompts. In addition, you may give your voting instructions by specifying your choices with regard to each proposal on the enclosed proxy card and returning it in the enclosed envelope.

     If you submit a valid proxy to us via the Internet, by telephone or by mail in time to be voted at the annual meeting and do not revoke the proxy, the shares represented by the proxy will be voted at the annual meeting in accordance with your instructions. If you do not give specific instructions, the shares represented by a valid proxy will be voted "FOR" the election of the two director nominees named in Proposal 1 and "FOR" Proposal 2 relating to the amendment to our Amended and Restated 1996 Equity Incentive Plan. If either nominee for election as a director should become unable to serve for any reason and the board of directors designates a substitute nominee, the persons named as proxies on the proxy will vote all valid proxies for the election of the substitute nominee.

     Your submission of a proxy via the Internet, by telephone or by mail does not affect your right to vote in person should you attend the annual meeting. However, the only way to revoke a proxy, whether it was given via the Internet, the telephone or by mail, is by the following methods:

     - giving written notice to Paradyne Networks, Inc., 8545 126th Avenue North, Largo, Florida 33773, Attention: James L. Slattery, Senior Vice President, Chief Legal and Intellectual Property Officer and Corporate Secretary;

     - executing and delivering a proxy card bearing a later date;

     - voting via the Internet or by telephone; or

     - voting in person at the annual meeting.

COST OF PROXY SOLICITATION

     We are soliciting your proxy on behalf of the board of directors, and we will bear all of the related costs. We have engaged Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for an estimated fee of $7,500 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our employees also may communicate with you to solicit your proxy, but we will not pay them any additional compensation for doing so.

                                STOCK OWNERSHIP

     The following table sets forth information as of the record date, April 6, 2000, unless otherwise indicated, regarding the beneficial ownership of our voting stock by each person known by us to own more than 5% of any class of our voting securities, each director and nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

     Pursuant to SEC rules, the number of shares of common stock beneficially owned by a specified person or group includes shares of our common stock subject to options that are presently exercisable or exercisable within 60 days after April 6, 2000. Such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

     The persons named in the table gave us the stock ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

                                                                  AMOUNT AND NATURE OF
                                                                  BENEFICIAL OWNERSHIP
                                                              -----------------------------
                                                                    TOTAL          PERCENT
                                                                 COMMON STOCK      OF CLASS
                                                              BENEFICIALLY OWNED    OWNED
                                                              ------------------   --------
FIVE PERCENT STOCKHOLDERS
Texas Pacific Group(1)......................................      10,982,870        35.03
  201 Main Street, Suite 2420
  Fort Worth, Texas 76102
The Sprout Group(2).........................................       1,605,952         5.12
  3000 Sand Hill Road
  Building 3, Suite 170
  Menlo Park, California 94025
EXECUTIVE OFFICERS AND DIRECTORS
  Andrew S. May(3)..........................................       1,115,625         3.44
  Sean E. Belanger(4).......................................         145,000            *
  Patrick M. Murphy(5)......................................          68,125            *
  James L. Slattery(6)......................................         112,500            *
  Frank J. Wiener(7)........................................          50,006            *
  Betsy S. Atkins...........................................          13,500            *
  David Bonderman(8)........................................      10,982,870        35.03
  Thomas E. Epley(9)........................................         667,384         2.13
  Keith B. Geeslin(10)......................................       1,627,733         5.19
  David M. Stanton(11)......................................              --            *
  William R. Stensrud(12)...................................         543,476         1.73
  Peter F. Van Camp(13).....................................          10,000            *
All directors and executive officers as a group (18
  persons)(14)..............................................      15,609,218        47.75

---------------

   * Represents beneficial ownership of less that 1%.
 (1) Includes 9,541,209 shares held by TPG Partners, L.P., 943,680 shares held by TPG Parallel I, L.P., 165,336 shares held by Communication GenPar, Inc., 212,034 shares held by TPG Genpar, L.P., 35,726 shares held by FOF Partners, L.P. and 84,885 shares held by TPG Equity Partners, L.P. The foregoing entities are affiliated with Texas Pacific Group.
 (2) Includes 75,936 shares held by DLJ Capital Corporation (on a proprietary basis), 52,288 shares held by DLJ Capital Corporation (for the benefit of an employee deferred compensation plan), 628,962 shares held by Sprout Capital VII, L.P., 514,193 shares held by Sprout Growth II, L.P., 7,306 shares held by Sprout CEO Fund, L.P., 261,459 shares held by DLJ First ESC, L.P., 63,738 shares held by Donaldson, Lufkin & Jenrette Inc., 1,417 shares held by DLJ Growth Associates II, Inc. and 653 shares held by DLJ Capital Associates VII, Inc. The foregoing entities are associated with The Sprout Group. Of the aggregate of 1,605,952 shares beneficially owned by these entities, 1,305,873 shares are subject to a voting trust agreement and are held and voted by an independent third party, Norwest Bank Indiana, N.A., as voting trustee.
 (3) Includes 1,065,625 shares subject to options which are exercisable within 60 days of April 6, 2000.
 (4) Includes 45,000 shares subject to options which are exercisable within 60 days of April 6, 2000.
 (5) Includes 23,125 shares subject to options which are exercisable within 60 days of April 6, 2000.
 (6) Includes 37,500 shares subject to options which are exercisable within 60 days of April 6, 2000.
 (7) Includes 2,506 shares subject to options which are exercisable within 60 days of April 6, 2000.
 (8) Includes 10,982,870 shares beneficially owned by Texas Pacific Group. See Footnote (1) for a description of Texas Pacific Group's beneficial ownership. Mr. Bonderman, through various investment partnerships and corporations, has a pecuniary interest in the shares held by Texas Pacific Group. However, Mr. Bonderman disclaims beneficial ownership of the shares beneficially owned by Texas Pacific Group, except to the extent of his pecuniary interest therein.
 (9) Includes 10,000 shares subject to options under the 1999 Non-Employee Directors' Stock Option Plan, 524,925 shares held by the Thomas E. Epley Trust, 110,143 shares held by the Anderson Epley Family Trust, 11,158 shares held by the Epley Children's Trust FBO Thomas E. Epley, Jr. and 11,158 shares held by the Epley Children's Trust FBO Jacqueline E. Epley. Mr. Epley is the trustee of each of these trusts.
(10) Includes 21,781 shares held by Mr. Geeslin individually and 1,605,952 shares beneficially owned by The Sprout Group. See Footnote (2) for a description of The Sprout Group's beneficial ownership. Mr. Geeslin occupies various positions of control of the entities associated with The Sprout Group. As such, he may be deemed to have voting and dispositive power over the shares beneficially owned by entities associated with The Sprout Group. However, Mr. Geeslin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(11) Mr. Stanton, a director of Paradyne, was the sole director and President of Communication GenPar, Inc. from 1996 until August 12, 1999.
(12) Includes 397,326 shares held by the Stensrud Family Trust and 146,150 shares held by Mr. Stensrud individually.
(13) Includes 10,000 shares subject to options under the 1999 Non-Employee Directors' Stock Option Plan.
(14) Includes 1,333,286 shares subject to options with are exercisable within 60 days of April 6, 2000.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

     Pursuant to our Certificate of Incorporation and Bylaws, the number of persons to serve on our board of directors is determined by resolution of our board of directors from time to time. The board is now comprised of eight directors and is divided into three classes. The stockholders elect the directors in each class for a term of three years and until their successors are elected and qualified. The term of office of one class of directors expires each year at the annual meeting, and the stockholders elect a new class of directors each year at that time.

     At the annual meeting, the terms of the two Class I directors, Thomas E. Epley and David Bonderman, will expire. The board of directors has nominated each of these individuals for re-election at the annual meeting. If re-elected, each of the nominees will serve a three-year term that will expire at the 2003 annual meeting. If either of the nominees should be unavailable to serve for any reason, which is not anticipated, the board of directors may:

     - designate a substitute nominee, in which case the persons named as proxies will vote the shares represented by all valid proxies for the election of such substitute nominee;

     - allow the vacancy to remain open until a suitable candidate is located and nominated; or

     - adopt a resolution to decrease the authorized number of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO RE-ELECT THOMAS E. EPLEY AND DAVID BONDERMAN AS CLASS I DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

     Listed below are the names of each of the board's nominees, his age as of April 27, 2000, his business experience and the year he first became a director. Also listed is similar information about each of the six incumbent directors whose terms will continue following the annual meeting.

       CLASS I DIRECTORS NOMINATED TO SERVE UNTIL THE 2003 ANNUAL MEETING

Thomas E. Epley............  Thomas E. Epley, age 59, has served as the Chairman of the board of directors since August 1996. He also served as President from August 1996 to December 1996 and Chief Executive Officer from August 1996 to May 1997. Currently, Mr. Epley serves as Chairman and Chief Executive Officer of IAM.com. From August 1996 to April 1997, Mr. Epley was Chief Executive Officer and President of GlobeSpan Inc. He has served as a director of GlobeSpan since August 1996 and was Chairman of the board of directors from August 1996 to March 1999. He has served as a director and President and Chief Executive Officer of Paradyne Credit Corp. since August 1996. From 1993 to 1996, he was a director of Carlton Communications. From 1991 to 1996, he served as Chairman and Chief Executive Officer of Technicolor, a provider of services and products to the entertainment industry. He is also a limited partner in Communication Partners, L.P. Mr. Epley holds a B.S. degree in mechanical engineering from the University of Cincinnati and an M.B.A. from the Kellogg School of Northwestern University.

David Bonderman............  David Bonderman, age 57, has served as a director of Paradyne since June 1999. Mr. Bonderman has been a managing partner in the Texas

                               Pacific Group, a limited partner in Communication Partners, L.P., since its formation in 1992. Prior to forming Texas Pacific Group, Mr. Bonderman had served as the Chief Operating Officer of the Robert M. Bass Group, Inc. since 1983. He is a director of several public and privately held companies including Continental Airlines, Inc., Bell & Howell Company, Ducati Motorcycles, S.p.A., Costar Group Inc., Beringer Wine Estates, Denbury Resources, Inc., Washington Mutual, Inc., Oxford Health Plans, Inc., UroGenesys, Inc., J. Crew Group, Inc., Landis & Gyr Communications, Virgin Entertainment Group, Ltd., Ryanai Holdings Ltd., Punch Group Ltd., Bally International AG, AerFi Group PLC, Korean First Bank, eVolution, eStara and ON Semiconductor. Mr. Bonderman holds a B.A. degree from the University of Washington and a J.D. from Harvard Law School.

           CLASS II DIRECTORS TO SERVE UNTIL THE 2001 ANNUAL MEETING

Betsy S. Atkins............  Betsy S. Atkins, age 45, has served as a director of Paradyne since October 1999. Ms. Atkins served as President and Chief Executive Officer of NCI, Inc. from 1990 to 1993. From 1989 to 1990, Ms.
                               Atkins was Vice President of Marketing and Sales for Ascend Communications Corporation. Ms. Atkins currently serves as a director of several public and privately held companies including Lucent Technologies, Polycom, Inc., Olympic Steel, Selectica, Inc. and Datacore Software Corporation. Ms. Atkins holds a B.A. from the University of Massachusetts.

Keith B. Geeslin...........  Keith B. Geeslin, age 47, has served as a director of Paradyne since June 1999. Mr. Geeslin is a general partner of The Sprout Group, a venture capital firm, where he has been employed since July 1984. In addition, he is a general or limited partner in a series of investment funds associated with The Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Donaldson, Lufkin & Jenrette. The Sprout Group are direct and indirect equity owners in Communication Partners, L.P. Mr. Geeslin is also a director of SDL, Inc., Rhythms NetConnections Inc., GlobeSpan, and several privately held companies. Mr. Geeslin received a B.S. degree in electrical engineering from Stanford University, an M.A. degree in philosophy, politics and economics from Oxford University and an M.S. degree in engineering and economic systems from Stanford University.

Peter F. Van Camp..........  Peter F. Van Camp, age 44, has served as a director of Paradyne since June 1999. Mr. Van Camp serves as President of Internet Markets for UUNET, the Internet division of MCI WorldCom. Prior to joining MCI WorldCom, he served as an executive at CompuServe, Inc. and President of CompuServe Network Services. Mr. Van Camp holds a B.S. degree in accounting and computer science from Boston College.

           CLASS III DIRECTORS TO SERVE UNTIL THE 2002 ANNUAL MEETING

Andrew S. May..............  Andrew S. May, age 39, has served as President since December 1996, Director since January 1997, and Chief Executive Officer since May 1997. From October 1995 to November 1996, he served as Vice President and General Manager of 3Com Corporation's Network Service Provider division. From April 1992 to October 1995, Mr. May served as Vice President of Marketing for Primary Access Corporation, which was acquired by 3Com in 1995. Mr. May holds a B.A. in economics from the University of New Hampshire.

David M. Stanton...........  David M. Stanton, age 37, has served as a director of Paradyne since August 1996. Mr. Stanton is currently the founding partner of Francisco Partners, an investment partnership specializing in private equity investments in technology companies. From 1994 until August 1999, Mr. Stanton was a partner of Texas Pacific Group, a limited partner in Communication Partners, L.P. During this time, he also served as Vice President of TPG Advisors, Inc. and as President of Communication Genpar, Inc., entities affiliated with Communication Partners, L.P. Prior to joining Texas Pacific Group, Mr. Stanton was a venture capitalist with Trinity Ventures, where he specialized in information technology, software and telecommunications investing. Mr. Stanton currently serves as a director of Denbury Resources, Inc., and GlobeSpan, Inc. and several private companies, including Paradyne Credit Corp., an affiliated entity of Paradyne. Mr. Stanton holds a B.S. in chemical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

William R. Stensrud........  William R. Stensrud, age 49, has served as a director of Paradyne since June 1996. Mr.
                               Stensrud has been a general partner at the venture capital investment firm of Enterprise Partners since January 1997. From February 1997 to June 1997, he served as President and Chief Executive Officer of Rhythms NetConnections, Inc., a network service provider. Previously, from January 1992 to July 1995, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation which was acquired by 3Com Corporation, and where Mr. Stensrud remained as an executive at Primary Access Corporation through March 1996. Mr. Stensrud is a director of several public and privately held companies, including Rhythms NetConnections, Inc. and Juniper Networks. Mr. Stensrud holds a B.S. in electrical engineering and computer science from the Massachusetts Institute of Technology.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors conducts its business through meetings of the full board and through committees of the board. During the fiscal year ended December 31, 1999, the board of directors held fourteen meetings, the compensation committee held three meetings and the audit committee held one meeting. Each director attended at least 75% of all meetings of the full board of directors and of each committee on which he or she served.

     The audit committee reviews with our independent accountants their audit plan, the scope and results of their audit engagement. Members also consult with the independent accountants and management with regard to our accounting methods and the adequacy of our internal accounting controls, and review the range of the independent accountants' audit and nonaudit fees. Although not required to do so, the audit committee is in compliance with several of the recently adopted, although not yet effective, rules of the National Association of Securities Dealers relating to corporate audit committees. For example, the audit committee has adopted a charter that outlines the purposes and goals of the committee and sets forth its governance and operational policies. The audit committee also has reviewed our audited year-end financial statements and discussed them and the audit with our management and the auditors. The audit committee also has discussed with and received assurances from the auditors regarding their independence. In addition, each of the committee members is financially literate and has the financial management expertise required by the rules of The

Nasdaq Stock Market, Inc. The audit committee is comprised of Betsy S. Atkins, Keith B. Geeslin and Peter F. Van Camp.

     In February 2000 we contracted with Arthur Andersen, LLP to provide internal audit services. The Arthur Andersen internal auditors report to the audit committee. The members of the Arthur Andersen internal audit team met with our executive officers, both individually and as a group, in March 2000 to help determine the areas of focus for the internal audit services that will be most beneficial to us. The results of this assessment will be used to develop an audit plan that will be presented to the audit committee for approval.

     The compensation committee evaluates and approves the salaries and incentive compensation for our executives and makes recommendations regarding our Amended and Restated 1996 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Non-Employee Directors' Stock Option Plan and Key Employee Stock Option Plan. Administration of these plans includes, among other things, determining which directors, officers and employees will receive awards under the plan, when the awards will be granted, the type of awards to be granted, the number of shares involved in each award, the time when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options. The compensation committee is comprised of David M. Stanton and William R. Stensrud.

     The board of directors as a whole functions as a nominating committee to select management's nominees for election to the board. The board of directors will also consider nominees recommended by stockholders. For a description of requirements regarding stockholder nominations and other proposals, see "Stockholders' Proposals For 2001 Annual Meeting."

DIRECTOR COMPENSATION

     Upon the commencement of their service as directors, we grant each of our non-employee directors an option to purchase 10,000 shares of common stock under our 1999 Non-Employee Directors Stock Option Plan. For each year they continue to serve and attend at least 75% of the regularly scheduled meetings of the board of directors and the committees of which he or she is a member during that year, we grant each director an additional option to purchase 5,000 shares of common stock. Options granted under the 1999 Non-Employee Director Stock Option Plan upon the commencement of service as a director may, at the discretion of the board of directors, be fully vested on the grant date or be vested as to 50% of the shares with the remaining 50% vesting on the first anniversary of the grant date. No option granted under the 1999 Non-Employee Director Stock Option Plan may have a term in excess of ten years from the date on which it was granted. The exercise price of options granted under the 1999 Non-Employee Director Stock Option Plan will equal the fair market value of the common stock on the date of grant.

     As of April 6, 2000, 70,000 options to purchase common stock had been granted pursuant to the 1999 Non-Employee Director Stock Option Plan, of which options to acquire 20,000 shares were outstanding on such date.

     Since July 15, 1999, our non-employee directors have received $1,500 for participation in meetings of the board of directors and $750 for participation in committee meetings held on days other than those on which the board of directors are held. We paid a total of $19,500 in directors' fees in 1999.

     We do not compensate directors who are also our employees for their service as directors.

EXECUTIVE OFFICERS

     Our executive officers serve at the discretion of the board of directors and are comprised of the following officers, in addition to Andrew S. May who is identified above:

     Sean E. Belanger, age 44, has served as Senior Vice President of Worldwide Sales since June 1997. From November 1996 to May 1997, he served as Vice President and General Manager of 3Com Corporation's Network Service Provider division. From September 1992 to November 1996, he was Vice President of Sales for Primary Access Corporation. Mr. Belanger holds a B.S. in business management from Virginia Polytechnic Institute and State University.

     Patrick M. Murphy, age 43, has served as Senior Vice President, Chief Financial Officer and Treasurer since August 1996. He also has served as a director and Vice President, Chief Financial Officer, and Treasurer of Paradyne Credit Corp. since August 1996. From August 1996 to July 1998 he served as Vice-President, Treasurer and Chief Financial Officer of GlobeSpan, Inc. From January 1987 to August 1996, he served as Chief Financial Officer of Continental Broadcasting, Ltd., a television and radio broadcast company. Mr. Murphy holds a B.S./B.A. in finance from John Carroll University and is a certified public accountant.

     James L. Slattery, age 61, has served as Senior Vice President, Chief Legal and Intellectual Property Officer and Corporate Secretary since August 1996 and held various executive positions at Paradyne since April 1985. He has also served as a director and Vice President and Corporate Secretary for Paradyne Credit Corp. since August 1996. From August 1996 to March 1999 he served as Vice President and Secretary of GlobeSpan, Inc. Mr. Slattery holds a B.S. from New York University in international relations and commerce and a J.D. from Washington & Lee School of Law.

     J. Scott Eudy, age 42, has served as Vice President of Corporate Development since August 1999. From December 1997 to July 1999 he served as Vice President of Network Access Products. From February 1981 to September 1996, he held various sales, engineering and marketing positions with AT&T. Mr. Eudy holds a B.S. in mechanical engineering and an M.B.A. from Texas Tech University.

     Paul H. Floyd, age 42, has served as Vice President of Research and Development since July 1996. From October 1992 to June 1996, he was Director of Research and Development for AT&T Paradyne's digital products development group. Mr. Floyd holds a B.S. and M.S. in electrical engineering from Stevens Institute of Technology and an M.B.A. from the University of South Florida.

     John M. Guest, age 55, has served as Vice President and Chief Information Officer since October 1996. From April 1990 to October 1996 he served in numerous management capacities with Paradyne. Prior to joining Paradyne in 1990, he was a senior manager at AT&T responsible for its data communications product line. Mr. Guest attended Rutgers University.

     Mark Housman, age 47, has served as Vice President of Marketing since May 1997. Previously, Mr. Housman was a Vice President of Sales from October 1994 to May 1997. Mr. Housman holds a B.S. in mechanical engineering from the New York Institute of Technology and an M.B.A. in marketing from New York University.

     Sherril A. Claus, age 48, has served as Vice President of Human Resources and Administration since May 1997. From July 1993 to May 1997, she was Vice President of Human Resources. Ms. Claus holds a B.S. in behavioral science from San Jose State University.

     H. Edward Thompson, age 53, has served as Vice President of Manufacturing since August 1993. Mr. Thompson holds a B.S. in mechanical engineering from Georgia Institute of Technology and a Masters of Engineering Administration from the University of South Florida.

     Frank J. Wiener, age 39, has served as Vice President of Broadband Access Products since August 1999. From August 1996 to August 1999, he served as Vice President of Paradyne's DSL Products. From February 1989 to August 1996, he served as a director and manager of various marketing, sales and business development departments at Paradyne. Mr. Wiener holds a B.S. in electrical engineering from the University of South Florida.

                                   PROPOSAL 2

        AMENDMENT OF THE AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN
                TO INCREASE THE AVAILABLE SHARES OF COMMON STOCK

     We currently maintain The Amended and Restated 1996 Equity Incentive Plan, or the 1996 Plan, under which stock options and other incentive awards may be granted to our employees, officers, consultants and directors. On March 23, 2000, the board of directors recommended that the 1996 Plan be amended, subject to the approval of the stockholders, to increase the number of shares of common stock available for awards from 6,000,000 shares to 11,000,000 shares. We had 237,147 shares available for awards under the 1996 Plan on March 23, 2000. Since that time, approximately 3,565,600 options have been granted to employees and officers, subject to stockholder approval of the amendment. As of April 6, 2000, assuming stockholder approval of the amendment (but not including the automatic increase discussed below) there were 1,688,016 shares remaining available for awards under the 1996 Plan. In addition, in connection with our acquisition of substantially all of the assets of Control Resources Corporation, during the second quarter of fiscal 2000, we intend to grant approximately 220,000 options to former employees of Control Resources Corporation who are now employees of Paradyne.

     A summary of the 1996 Plan, as proposed to be amended, is set forth below. The summary is qualified in its entirety by the full text of the 1996 Plan. We will provide a copy of the full text of the 1996 Plan to you upon your request and without charge. Requests should be sent to Paradyne Networks, Inc., 8545 126(th) Avenue North, Largo, Florida 33773, Attention: James L. Slattery, Senior Vice President, Chief Legal and Intellectual Property Officer and Corporate Secretary. The proposed amendment is attached to this proxy statement as Attachment A.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR AWARDS FROM 6,000,000 SHARES TO 11,000,000 SHARES.

GENERAL

     The purpose of the 1996 Plan is to provide a means by which our employees, officers, consultants and directors may be given an opportunity to benefit from the increase in value of our common stock and to provide these persons with incentives to exert maximum efforts toward the success of Paradyne. As of April 6, 2000, approximately 840 persons were eligible to participate in the 1996 Plan.

     The 1996 Plan authorizes the granting of awards to our employees, officers, consultants and directors and those of our affiliated companies in the following forms:

     - options to purchase shares of common stock, which may be incentive stock options or non-statutory stock options;

     - stock bonus awards; and

     - restricted stock.

     Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not generally deduct annual compensation in excess of $1 million paid to our chief executive officer and our four next most highly compensated executive officers. However, the 1996 Plan is designed to comply with Section 162(m) of the Code so that the grant of options and other awards under the 1996 Plan, including those that are conditioned on performance goals, will be excluded from the calculation of annual compensation and will be fully deductible by us.

NUMBER OF SHARES

     The aggregate number of shares of common stock currently reserved and available for awards is 6,000,000, plus an automatic annual increase to be added on each June 1, beginning with June 1, 2000, equal to the lesser of (i) 5% of the total number of shares of common stock outstanding on the anniversary date, or (ii) 4,500,000 shares. The aggregate number of shares available for awards under the plan is proposed to be increased by 5,000,000, in addition to the automatic increase described in the previous sentence. Therefore, if stockholders vote at our annual meeting on June 1, 2000 to increase the aggregate number of shares available for awards under our 1996 Plan to 11,000,000, such increase will be in addition to the automatic increase resulting from the effect of the "evergreen" feature in our 1996 Plan which, for the year 2000, will also have taken effect on that date. Subject to adjustments upon changes to our capital structure, no participant may receive options for more than 2,500,000 shares during any one calendar year.

ADMINISTRATION

     The 1996 Plan is administered by the compensation committee. The compensation committee has the authority and discretion to designate participants and to determine the type of awards to be granted to each participant and the terms and conditions of the award. In addition, the compensation committee may establish, adopt or revise any rules and regulations necessary or advisable to administer the 1996 Plan.

AWARDS

     Stock Options. The compensation committee is authorized to grant options to participants, which may be incentive stock options, known as ISOs, or non-statutory stock options, known as NSOs. All options are evidenced by a written award agreement or certificate between us and the participant, which includes the exercise price and the vesting term of the option granted. The exercise price of an ISO may not be less than the fair market value of the underlying common stock as of the date of grant. In addition, the terms of any ISO must meet the requirements of Section 422 of the Internal Revenue Code. ISOs may only be granted to employees. An ISO may not be granted to any person who at the time of grant, possesses 10% or more of the total combined voting power of Paradyne, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years. Further, the aggregate fair market value of ISOs granted to any individual under the 1996 Plan which become exercisable for the first time in any one calendar year may not exceed $100,000. Any ISOs or portions thereof, which exceed this limit are treated as NSOs.

     Restricted Stock Awards. The compensation committee may make awards of restricted stock, which may be granted subject to a repurchase option in favor of Paradyne that will expire pursuant to a vesting schedule. The purchase price of restricted stock must be at least 85% of the fair market value of the common stock on the date of grant. During fiscal 1999, we did not grant any restricted stock awards.

     Bonus Awards. The compensation committee may grant other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock. These awards may include shares of common stock awarded purely as a "bonus" and in consideration for past services without the payment of a purchase price. The compensation committee will determine the terms and conditions of any such awards. During fiscal 1999, we did not grant any stock bonus awards.

     Limitations on Transfer; Beneficiaries. Generally, no unexercised option or restricted award will be assignable or transferable by a participant other than by will or the laws of descent and distribution. However, in the case of NSOs, the compensation committee may permit other transfers, to the extent set forth in the applicable option agreement. A participant whose relationship with Paradyne ceases for any reason, other than death or disability, may generally exercise vested options in the two month period following cessation of the relationship (unless the participant's options terminate or expire sooner by their terms). Vested options may generally be exercised during the twelve month period after an optionee's relationship with Paradyne ceases due to death or disability. If a participant holds an outstanding restricted stock award or stock bonus award at the time the participant's relationship with Paradyne ceases for any reason, Paradyne may repurchase or reacquire the shares of common stock subject to the awards under the terms of the applicable award agreement.

TERMINATION AND AMENDMENT

     The board of directors or the compensation committee may amend, modify or terminate the 1996 Plan without stockholder approval; provided, however, that the board or committee may condition any amendment on the approval of stockholders if approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the 1996 Plan may adversely affect any award previously granted, without the written consent of the participant. The compensation committee may amend the terms of any outstanding award without approval of the participant; provided, however, that amendment may not, without the participant's consent, reduce or diminish the value the award would have if the award had been exercised, vested, cashed in or otherwise settled on the date of the amendment or termination.

CERTAIN FEDERAL INCOME TAX EFFECTS

     Non-statutory Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either us or the participant upon the grant of a NSO. However, the participant will realize ordinary income on the exercise of the NSO in an amount equal to the excess of the fair market value of the common stock acquired over the exercise price, and we will receive a corresponding income tax deduction. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between the exercise price and the amount realized on such sale or exchange. This gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if the shares were held for the applicable long-term capital gain holding period.

     Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either us or the participant upon the grant of an ISO or the participant's exercise of the ISO. If the participant holds the shares of common stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of common stock, the difference between the aggregate exercise price and the amount realized upon disposition of the shares of common stock will constitute a long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the shares of common stock are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the common stock purchased at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the aggregate exercise price, and we will be entitled to a federal income tax deduction equal to such amount. Upon exercise of an ISO, the participant may be subject to alternative minimum tax on certain items of tax preference. If an ISO is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as an NSO.

     Restricted Stock. Under present federal income tax regulations, and unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock award will not recognize income, and we will not be allowed to take a tax deduction, at the time the award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock less any amount paid for such stock, and we will be entitled to a corresponding tax deduction at that time.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     As of April 6, 2000, options had been granted under the 1996 Plan to the following persons and were outstanding as of that date. Any future awards will be made at the discretion of the compensation committee.

   OPTIONS GRANTED UNDER THE AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN

                                                                                        NUMBER OF SECURITIES
                                                                                         UNDERLYING OPTIONS
                         NAME AND POSITION                           DOLLAR VALUE ($)       OUTSTANDING
                         -----------------                           ----------------   --------------------
Andrew S. May......................................................         (1)              1,225,000
  President, Chief Executive Officer and Director
Patrick M. Murphy..................................................         (1)                445,000
  Senior Vice President, Chief Financial Officer and Treasurer
Sean E. Belanger...................................................         (1)              1,050,000
  Senior Vice President, Worldwide Sales
James L. Slattery..................................................         (1)                 45,000
  Senior Vice President, Chief Legal and Intellectual Property
  Officer and Corporate Secretary
Frank J. Wiener....................................................         (1)                212,350
  Vice President of Broadband Access Products
All Executive Officers as a Group..................................         (1)              3,639,381
Thomas E. Epley....................................................         --                      --
  Director
David Bonderman....................................................         --                      --
  Director
All Non-Employee Directors as a Group (including the above)........         --                      --
All Employees (other than Executive Officers) as a Group...........         (1)              3,940,092

---------------

(1) The exercise prices of the options range from $2.00 to $28.06 for all executive officers as a group and from $2.00 to $49.25 for all employees (other than executive officers) as a group. On a per share basis, the dollar value will reflect the excess of the fair market value of the common stock on the date of exercise of the option over the exercise price of the option. The closing price of the common stock as reported on the Nasdaq National Market on April 6, 2000 was $24.56.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table summarizes the compensation paid or accrued by us in each of the fiscal years ended December 31, 1998 and 1999 with regard to Andrew
S. May, our President and Chief Executive Officer, and our four other most highly compensated executive officers whose salary and bonus for the last fiscal year exceeded $100,000. We refer to these four executive officers as the "named executive officers." This table also includes the compensation information for Thomas E. Epley, our Chairman, who would have been a named executive officer but for the fact he was not serving as one of our executive officers at the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL
                                                                 COMPENSATION(1)
                                                    FISCAL   -----------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                          YEAR    SALARY ($)    BONUS ($)   COMPENSATION ($)
---------------------------                         ------   ----------    ---------   ----------------
Thomas E. Epley...................................   1999     343,464(2)     43,030          2,132(3)
  Chairman, Board of Directors                       1998     586,541(2)         --         18,102(3)
Andrew S. May.....................................   1999     330,678(4)    148,675            492(5)
  President, Chief Executive Officer and Director    1998     323,094(4)     97,425            536(5)
Patrick M. Murphy.................................   1999     224,396(6)     51,335            383(7)
  Senior Vice President, Chief Financial Officer     1998     223,628(6)     51,335            479(7)
Sean E. Belanger..................................   1999     200,838(8)    126,656            389(9)
  Senior Vice President, Worldwide Sales             1998     200,018(8)    114,000            492(9)
James L. Slattery.................................   1999     198,382        71,569          2,573(10)
  Senior Vice President, Chief Legal and             1998     197,002        71,569          2,155(10)
  Intellectual Property Officer and Corporate
     Secretary
Frank J. Wiener...................................   1999     180,524        31,725            209(11)
  Vice President of Broadband Access Products        1998     180,024        20,750            230(11)

---------------

 (1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all salaried employees of Paradyne and other perquisites and personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.
 (2) In order to meet its obligations under an intercompany services agreement with Paradyne Credit Corporation, Paradyne entered into a Key Employee Agreement with Thomas E. Epley for the period beginning April 1, 1999 and ending July 31, 1999. Pursuant to the terms of the Key Employee Agreement, Mr. Epley was entitled to an annualized base salary of $600,000. Mr. Epley was neither eligible to participate in our 1996 Equity Incentive Plan nor was he eligible for a discretionary or incentive bonus. During the term of this agreement, Mr. Epley served as President and Chief Executive Officer of Paradyne Credit Corporation. Pursuant to the terms of the intercompany services agreement, Paradyne Credit Corporation was required to reimburse Paradyne for all costs related to these services. Either Paradyne or Mr. Epley had the right to terminate Mr. Epley's employment at any time for any reason. On June 30, 1999, the Key Employee Agreement was terminated and Mr. Epley received the remainder of his salary through July 31, 1999 as provided for in the Key Employee Agreement. Mr. Epley continues to serve as Chairman of the board of directors of Paradyne.
 (3) Mr. Epley received life insurance benefits during 1999 and 1998 and payments for living expenses in 1998.
 (4) Includes $183,822 and $139,522 contributed to the Key Employee Stock Option Plan for the years 1999 and 1998, respectively.
 (5) Mr. May received life insurance benefits during 1999 and 1998.

 (6) Includes $29,999 and $60,000 contributed to the Key Employee Stock Option Plan for the years 1999 and 1998, respectively.
 (7) Mr. Murphy received life insurance benefits during 1999 and 1998.
 (8) Includes $60,000 and $47,344 contributed to the Key Employee Stock Option Plan for the years 1999 and 1998, respectively.
 (9) Mr. Belanger received life insurance benefits during 1999 and 1998.
(10) Mr. Slattery received life insurance benefits during 1999 and 1998.
(11) Mr. Wiener received life insurance benefits during 1999 and 1998.

EMPLOYMENT AGREEMENTS

     We are a party to Employment Agreements with Andrew S. May, Patrick M. Murphy and James L. Slattery. Under the Employment Agreement with Mr. May, dated as of October 31, 1996 and continuing indefinitely, Mr. May is entitled to receive an annualized base salary of not less than $300,000. He received a commencement bonus in the amount of $35,000 and is eligible to receive an annual cash bonus of up to 50% of his base salary. He is also eligible to participate in the 1996 Plan. Either Paradyne or Mr. May has the right to terminate Mr. May's employment at any time for any reason. If we terminate Mr. May's employment without cause or he resigns for a material breach by us of his employment agreement, he will receive a severance payment equal to one year's salary.

     Under the Key Employee Agreement with Mr. Murphy, dated as of August 1, 1996 and continuing indefinitely, Mr. Murphy is entitled to receive an annualized base salary of not less than $215,000. He is eligible for a discretionary bonus in an annualized amount of up to $70,000. He is also eligible to participate in the 1996 Plan. Either Paradyne or Mr. Murphy has the right to terminate Mr. Murphy's employment at any time for any reason. If we terminate Mr. Murphy's employment without cause, he will receive a severance payment equal to one year's salary.

     Under the Key Employee Agreement with Mr. Slattery, dated as of August 1, 1996 and continuing indefinitely, Mr. Slattery is entitled to receive an annualized base salary of not less than $189,410. He is eligible for a discretionary bonus in an annualized amount of up to $85,000. He is also eligible to participate in the 1996 Plan. Either Paradyne or Mr. Slattery has the right to terminate Mr. Slattery's employment at any time for any reason. If we terminate Mr. Slattery's employment without cause, he will receive a severance payment equal to one year's salary. In December 1999, Mr. Slattery's employment agreement was amended to provide for the reduction in the number of hours worked per week with a commensurate reduction in his salary.

     Additionally, we have an arrangement with Mr. May governing the vesting of stock options upon a change in control. The agreement provides that all of Mr. May's options shall become exercisable upon a change in control. We also have arrangements with Mr. Murphy and Mr. Slattery governing the vesting of stock options upon a change of control. Each agreement provides that in the event of a change in control, 50% of the unvested options held by the officer shall become immediately exercisable and the remaining unvested shares shall become exercisable if the officer does not receive comparable employment following the change of control. Furthermore, if the officer receives comparable employment, the remaining unvested shares shall become exercisable upon the earlier of the one year anniversary of the change in control or the officer's termination without cause. We have agreed to guarantee the value of the unvested shares equal to the value on the date of the change in control. We have an arrangement with Sean E. Belanger governing the vesting of stock options upon a change in control. The arrangement provides that all of Mr. Belanger's options shall become exercisable in the event Mr. Belanger is not offered comparable employment following a change of control, and his stock options are not either assumed or replaced with similar stock options.

OPTION GRANTS

     The following table provides information with regard to stock option grants to the named executive officers and Thomas E. Epley pursuant to the 1996 Plan during fiscal 1999. With certain exceptions, most options expire ten years from the date of grant and become exercisable at the rate of 25% on the first anniversary of the grant date and 6.25% every three months thereafter, for full vesting after four years.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                            VALUE AT
                                 NUMBER OF     PERCENT OF                             ASSUMED ANNUAL RATES
                                 SECURITIES   TOTAL OPTIONS                              OF STOCK PRICE
                                 UNDERLYING    GRANTED TO     EXERCISE                    APPRECIATION
                                  OPTIONS       EMPLOYEES     OR BASE                    FOR OPTION TERM
                                  GRANTED       IN FISCAL      PRICE     EXPIRATION   ---------------------
             NAME                   (#)          YEAR(1)       ($/SH)       DATE       5% ($)      10% ($)
             ----                ----------   -------------   --------   ----------   ---------   ---------
Thomas E. Epley................        --           --            --             --          --          --
Andrew S. May..................        --           --            --             --          --          --
Patrick M. Murphy..............    30,000         1.90          5.00     03/31/2009      94,334     239,061
                                   80,000         5.07         28.06     10/05/2009   1,411,868   3,577,952
Sean E. Belanger...............    80,000         5.07         28.06     10/05/2009   1,411,868   3,577,952
James L. Slattery..............        --           --            --             --          --          --
Frank J. Wiener................    20,000         1.27          5.00     03/31/2009      62,889     159,374
                                   80,000         5.07         28.06     10/05/2009   1,411,868   3,577,952

---------------

(1) Options to purchase a total of 1,578,460 shares of common stock were granted to employees in fiscal 1999 under our 1996 Plan.

     Amounts reported in the last two columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the common stock over the term of the options. The numbers shown in these two columns are calculated based on SEC rules and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings depend on the timing of such exercises and the future performance of the common stock. We do not guarantee that the rates of appreciation assumed in these two columns can be achieved or that the amounts reflected will be received by the named executive officers. The two columns do not take into account any appreciation of the price of the common stock from the date of grant to the current date.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding (1) the number of shares of common stock received upon exercise of options by the named executive officers and Thomas E. Epley during fiscal 1999, (2) the net value realized upon such exercise, (3) the number of unexercised options held at December 31, 1999 and (4) the aggregate dollar value of unexercised options held at December 31, 1999. The net value realized upon exercise is equal to the difference between the option exercise price and the fair market value of our common stock at the date of exercise or at fiscal year end. The closing sale price of our common stock on the Nasdaq National Market on December 31, 1999 was $27.25 per share.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                 SHARES                                OPTIONS             IN-THE-MONEY OPTIONS AT
                                ACQUIRED          VALUE       AT DECEMBER 31, 1999 (#)      DECEMBER 31, 1999 ($)
           NAME              ON EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----              ---------------   ------------   -------------------------   -------------------------
Thomas E. Epley............           --              --                        --                            --
Andrew S. May..............       50,000         446,000           906,250/318,750          20,632,813/7,298,438
Patrick M. Murphy..........       45,000         384,750            84,375/130,625           2,130,469/1,210,781
Sean E. Belanger...........      100,000         892,000            87,500/192,500           2,209,375/2,840,625
James L. Slattery..........           --              --            22,500/ 22,500              568,125/ 568,125
Frank J. Wiener............       47,500         337,750            12,969/114,531              327,467/ 789,408

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

INTRODUCTION

     The compensation committee is responsible for developing our executive compensation policies and advising the board of directors with respect to these policies. This report by the compensation committee reviews our policies generally with respect to the compensation of all executive officers as a group for fiscal 1999 and specifically reviews the compensation established for our Chief Executive Officer for fiscal 1999.

     The members of the committee are David M. Stanton and William R. Stensrud. None of the committee members is or has been an officer or employee of us or any of our subsidiaries.

COMPENSATION POLICY FOR EXECUTIVE OFFICERS

     Our executive compensation program for fiscal 1999 was designed to attract and retain a highly qualified and motivated management team, reward individual performance and link the interests of the senior executives directly with those of the stockholders through a highly leveraged compensation program and stock options. Our 1999 compensation program is comprised of base salary, annual bonuses and stock options. This program applies to all of our key management personnel, including our Chief Executive Officer. All of our executives also are eligible for other employee benefits, including life, health, disability and dental insurance and our savings plan and employee stock purchase plan.

     Base Salary. The compensation committee set the base salaries of top management for fiscal 1999 after reviewing salary levels in the Telecommunications industry for comparable executive positions. The compensation committee set salaries at levels competitive with the base salaries of similarly situated executives at companies of similar size and revenue levels in our industry.

     Annual Bonuses. The compensation committee based annual cash bonuses for executive officers in fiscal 1999 on a combination of our financial performance and the achievement of designated key deliverables particular to each individual officer's position. The compensation committee established the bonus criteria and average and target bonus amounts after reviewing similar information presented in independent surveys. The compensation committee's review ranged from broad-based overviews of the entire Telecommunications industry to information regarding entities more similar to us in revenues. Based on such comparative information, the compensation committee used "median" as a guide for setting average and target bonus amounts for our top management positions. The compensation committee uses three performance measurements to determine annual incentive bonuses for executive officers, other than Mr. May. These performance measurements are: (1) the achievement of new equipment revenue, (2) the attainment of a profitability target, and (3) the satisfaction of key deliverables particular to an individual's position, such as the retention of employees or the procurement of new orders. Mr. May's annual incentive bonus is based only on new equipment revenue and Paradyne's profitability.

     Stock Options. Stock options are granted periodically under the 1996 Plan to our senior executive officers. All options granted to executive officers in 1999 have an exercise price equal to the fair market value of the underlying stock on the date of grant, expire ten years from the date of grant and become exercisable at the rate of 25% on the first anniversary of the grant date and 6.25% every three months thereafter, for full vesting after four years.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Andrew S. May served as our Chief Executive Officer during fiscal 1999. Mr. May's fiscal 1999 base salary was $330,678. Based on our financial performance in fiscal 1999, Mr. May earned an annual incentive bonus of $148,675, which represented 99% of his annual incentive pay amount. Mr. May did not receive any stock option grants under the 1996 Plan during fiscal 1999. The compensation committee set the levels of many components of Mr. May's compensation based upon comparative information regarding compensation of chief executive officers at companies of similar size and revenue levels in the Telecommunications industry.

Mr. May's total compensation for fiscal 1999 is provided in detail in the Summary Compensation Table under "Executive Compensation."

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION EXPENSE

     Section 162(m) of the Internal Revenue Code limits the tax deduction that we may take with respect to the compensation of certain executive officers, unless the compensation is "performance based" as defined in the Code. The 1996 Plan is designed to comply with Section 162(m) of the Code so that the grant of options and other awards under the 1996 Plan, including those that are conditioned on performance goals, will be excluded from the calculation of annual compensation and will be fully deductible by us.

CONCLUSION

     Our executive compensation program is designed to closely link pay with performance and the creation of stockholder value. If we achieve average financial performance levels, our executives will be compensated at "median levels" for comparable companies. If our performance is exceptionally higher than the targeted levels, executive compensation will exceed such "median levels." The compensation committee believes that the program has been and will continue to be successful in supporting our financial growth and other business objectives.

                                          COMMITTEE MEMBERS:

                                          David M. Stanton
                                          William R. Stensrud

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of David M. Stanton and William R. Stensrud. Mr. Stanton was the sole director and president of Communication GenPar, Inc. from 1996 until August 12, 1999. Until August 12, 1999, he had a pecuniary interest in the Paradyne shares formerly held by Communications Partners, L.P. Mr. Stanton was also a partner of Texas Pacific Group, which organized TPG Partners, L.P. and TPG Parallel I, L.P.

     Mr. Stensrud has a pecuniary interest in the Paradyne shares formerly held by Communication Partners, L.P. In May 1999, Communication Partners, L.P. distributed its shares to its limited partners and general partner. Mr. Stensrud and the Stensrud Family Trust are limited partners of Communication Partners, L.P. and received an aggregate of 533,476 shares in the distribution.

     Mr. Stanton serves as a director of Globespan, Inc. and Paradyne Credit Corp. and Mr. Stensrud serves as a director of Rhythms NetConnections, Inc. For a description of transactions involving Communication Partners, L.P., Paradyne Credit Corp., Globespan and Rhythms NetConnections, see the "Certain Transactions" section below.

                              CERTAIN TRANSACTIONS

     In July 1996, Communication Partners, L.P., a limited partnership controlled by Texas Pacific Group, acquired our business as well as the businesses of Paradyne Credit Corp. and GlobeSpan, Inc. as part of a divestiture by Lucent. As of May 1999, Communication Partners, L.P. owned approximately 97.1% of our outstanding common stock and approximately 83.2% of the outstanding capital stock of GlobeSpan. In May 1999, Communication Partners, L.P. distributed its Paradyne shares and its GlobeSpan shares to its general and limited partners. Communication Partners, L.P. continues to own 100% of the capital stock of Paradyne Credit Corp.

     Several of our current directors serve as directors of GlobeSpan and Paradyne Credit Corp. Messrs. Epley, Geeslin and Stanton are directors of GlobeSpan. Mr. Stensrud was a member of the board of directors of GlobeSpan until his resignation from GlobeSpan's board of directors in March 1999. Messrs. Epley and Stanton are directors of Paradyne Credit Corp.

     From 1996 until August 12, 1999, one of our directors, Mr. Stanton, was the sole director and president of Communication GenPar, Inc., the general partner of Communication Partners, L.P., and, from 1994 to August 12, 1999, was a partner of TPG Partners, L.P. and TPG Parallel I, L.P., each a limited partner of Communication Partners, L.P. and the shareholders of Communication GenPar, Inc. Messrs. Epley and Stensrud, two of our directors, either directly or through various investment partnerships and corporations, are limited partners of Communication Partners, L.P. Mr. Bonderman is a managing partner in Texas Pacific Group, a limited partner in Communications Partners, L.P.

TRANSACTIONS WITH GLOBESPAN, INC.

     Cross-License Agreement. As part of the divestiture by Lucent, we entered into a cross-license agreement with GlobeSpan. Under this agreement, each party granted to the other party a non-exclusive, non-transferable, irrevocable, world-wide, royalty-free license to the patents Lucent assigned to the granting party in the divestiture, for use in the other party's products that existed as of the date of the divestiture, and subsequent modifications to those products. Each party also granted to the other party a non-exclusive, non-transferable, irrevocable, world-wide, royalty-free license to the granting party's other technical information and intellectual property existing at the time of the divestiture. These licenses give us the right to make, have made, use, sell and import our products within the scope of the license grants as well as the tools used to develop, manufacture, test or repair such products. We were also given the right to convey to any of our customers the right to use and resell such products. Each party also granted to the other party a non-exclusive, non-transferable, irrevocable, world wide, royalty-free license to use particular listed trademarks. All of these licenses have an indefinite duration, subject to the expiration of patent and copyright terms.

     Cooperative Development Agreement/Termination Agreement/Supply
Agreement. Effective December 1998, GlobeSpan and we terminated a Cooperative Development Agreement pursuant to a termination agreement. The termination agreement provided that GlobeSpan agreed, effective July 1998, to pay us a total of $1.5 million in royalties. Approximately $400,000 of these royalties was paid in 1998 and the remaining $1.1 million was paid in 1999.

     In conjunction with the signing of the termination agreement we entered into a four-year supply agreement with GlobeSpan, which gives us preferential pricing and other terms in connection with the purchase of GlobeSpan products. Under the terms of this agreement, GlobeSpan is required to honor our orders for GlobeSpan products in quantities at least consistent with our past ordering practices and must afford us at least the same priority for its orders as GlobeSpan affords other similarly situated highly preferred customers. We were also granted immunity under GlobeSpan's intellectual property rights for all our customers that purchase our products that incorporate GlobeSpan products. GlobeSpan has been selling products to us pursuant to these terms since July 1998. In 1999, we paid to GlobeSpan a total of $3.6 million for products purchased under the supply agreement.

     Various Insurance Policies. Through August 30, 1999, our directors and officers and the directors and officers of Communication Partners, L.P., Communication GenPar, Inc., Paradyne Credit Corp., GlobeSpan and several other entities were covered under one umbrella insurance policy providing up to $10.0 million of liability coverage. Additionally, Paradyne, Paradyne Credit Corp. and GlobeSpan were jointly covered under various general liability, property, casualty and workers' compensation policies. The policies expired on August 30, 1999, by which time GlobeSpan and Paradyne Credit Corp. had procured their own insurance policies.

     401(k) Plan. We maintain a 401(k) plan, which substantially all of GlobeSpan's employees had participated in due to the administrative economic benefits of a single employer plan. Effective in May 1999, GlobeSpan adopted its own 401(k) plan for its employees. Contributions paid by Paradyne on behalf of GlobeSpan amounted to approximately $176,000 for 1999. All payments made on behalf of GlobeSpan have been reimbursed.

     Real Property Agreements. Under a sublease dated August 1997, and subsequently amended in August 1998, between GlobeSpan and us, GlobeSpan subleases property at 100 Schulz Drive, Red Bank, New Jersey. The sublease reimburses us for 100% of all costs we incur under the primary lease. GlobeSpan currently pays us approximately $68,000 a month for approximately 50,000 rentable square feet, plus approximately $10,000 per month for rent operating costs. After October 2001, the rent will increase to approximately $79,000 a month for a period of six months. The sublease expires in April 2002.

TRANSACTIONS WITH PARADYNE CREDIT CORP.

     Services Agreement. As part of the divestiture by Lucent, we entered into an intercompany services agreement with Paradyne Credit Corp., our equipment leasing affiliate, under which we agreed to provide:

     - general management consulting and services administration, including rental contract servicing administration and remarketing services;

     - administrative services, including risk management, financial and cash management, tax management and accounting services;

     - human resources, staffing and legal services; and

     - operational services, including facilities management, office communications, telecommunication systems, systems management and other services.

     In exchange for these services, Paradyne Credit Corp. will pay us a monthly service fee to equal to the sum of: (i) all direct costs incurred by us to provide services to Paradyne Credit Corp., (ii) all indirect costs incurred by us to provide services to Paradyne Credit Corp. and (iii) a 5% mark up on all charges. This agreement may be terminated by Paradyne Credit Corp. upon 60 days notice and by us upon 180 days notice. Payments received for these services totaled approximately $1.5 million for the year ended December 31, 1999.

     Purchase and Sale of Equipment. Under an agreement with Paradyne Credit Corp., we sell equipment manufactured or sold by us to Paradyne Credit Corp. at prices substantially equal to those we would receive through normal selling channels. Sales to Paradyne Credit Corp. totaled approximately $3.5 million for the year ended December 31, 1999. We also may purchase from Paradyne Credit Corp. equipment that has been returned to Paradyne Credit Corp. after the termination of an equipment lease. No purchases were made during the year ended December 31, 1999.

     In connection with a sale by Paradyne Credit Corp. of equipment lease receivable to AT&T Capital Corp., we guaranteed collection of selected receivables to AT&T Capital Corp. As of December 31, 1999, lease receivables for which we were contingently liable, but for which we have recourse, were outstanding in the amount of $165,000. The ultimate responsibility for the collection of these receivables is with Paradyne Credit Corp.

TRANSACTIONS WITH COMMUNICATION PARTNERS

     Subordinated Revolving Promissory Note. In August 1997, Communication Partners agreed to provide to us a revolving line of credit facility in the maximum amount of $5.0 million. This agreement was amended in October 1998 to increase the maximum principal amount of the facility to $10.0 million. There were no borrowings under this facility in 1999 and no interest paid under this note for the year ended December 31, 1999. We terminated this facility in September 1999.

     Continuing Limited Guaranty. In October 1998, Communication Partners entered into a continuing guaranty for the benefit of Bank of America NT&SA in connection with our revolving credit facility. The maximum liability under this guaranty was $10.0 million, reduced by any principal amount outstanding under the subordinated revolving promissory note discussed above. This guaranty was canceled in March 1999.

OTHER DIRECTOR RELATIONSHIPS

     Betsy Atkins, a member of our board of directors, serves as a director for Lucent Technologies. We have a supply agreement with Lucent under which we are the exclusive supplier to Lucent of Lucent's requirements for network access products for resale through June 2001, provided that these products possess satisfactory design, function, and performance characteristics. For the year ended December 31, 1999, direct sales and services performed for Lucent totaled approximately $60.0 million. Additionally, as part of our divestiture by Lucent, we entered into an intellectual property agreement and a non-competition agreement with Lucent. Under the intellectual property agreement, Lucent irrevocably assigned to us and our successors all rights in particular patents related to our proprietary technology. In exchange, we granted to Lucent a non-exclusive license to develop, manufacture, test or repair products using the assigned patents. Under the non-competition agreement, Lucent agreed not to compete with us with respect to the manufacture and sale of products which either compete with the principal products of Paradyne or compete with technologies under development by Paradyne at the time of the divestiture.

     William Stensrud and Keith Geeslin, two members of our board of directors, both serve as directors for Rhythms NetConnections, Inc. For the year ended December 31, 1999, we sold products totaling approximately $56.6 million to Rhythms NetConnections.

     We believe that our transactions with Lucent and Rhythms NetConnections were completed at rates similar to those available to our other customers of similar size and nature.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

     Our bylaws and certificate of incorporation provide for indemnification and limitation of liability of our directors and executive officers. In addition, we have entered into indemnification agreements with Messrs. Belanger, Bonderman, Epley, Geeslin, May, Murphy, Slattery, Stanton, Stensrud, Van Camp and Ms. Atkins. Under the agreements, we agreed to reimburse and indemnify each individual for civil or criminal proceedings or governmental investigations relating to his actions as a director or officer, except if such conduct was committed in bad faith or was a breach of his duty of loyalty to us.

PROMISSORY NOTES FROM OFFICERS

     Several of our executive officers have issued to us promissory notes in connection with the purchase of shares of our common stock. The full recourse notes accrue interest at rates ranging from 4.72% to 6.65%. The principal balance of the notes and accrued interest are payable at the earlier of termination of employment or five years from the date of the note. The notes are secured by the shares of common stock acquired with the note, which shares are held in escrow by us. In addition, the shares purchased by Messrs. Eudy, Floyd, Housman, Murphy (with respect to 7,500 shares) and Wiener vest either on a quarterly basis or 25% vest on the first anniversary of the note with the remainder vesting in equal quarterly installments thereafter. All unvested shares purchased with the notes are subject to repurchase by us if these executive officers terminate their employment prior to becoming fully vested in the shares. The following table details the information regarding these promissory notes with our executive officers:

                                                               SHARES OF                    OUTSTANDING
                                                AMOUNT OF       COMMON        INTEREST       BALANCE ON
OFFICER                          DATE OF NOTE   NOTE ($)    STOCK PURCHASED   RATE (%)   APRIL 6, 2000 ($)*
-------                          ------------   ---------   ---------------   --------   ------------------
James L. Slattery.............  May 5, 1997      149,850         75,000         6.65          149,850
Sean E. Belanger..............  March 29, 1999   199,800        100,000         4.72          199,800
Paul H. Floyd.................  March 26, 1999    74,925         37,500         4.72           74,925
                                March 26, 1999    62,475         12,500         4.72           62,475
Frank J. Wiener...............  March 26, 1999   159,915         42,500         4.72                0
                                April 2, 1999     24,990          5,000         5.15                0
Mark Housman..................  March 27, 1999    64,935         32,500         4.72                0
Andrew S. May.................  March 31, 1999    99,900         50,000         4.72           99,900
Patrick M. Murphy.............  March 31, 1999    74,925         37,500         4.72           74,925
                                April 2, 1999     37,485          7,500         5.15           37,485
J. Scott Eudy.................  July 1, 1999      95,595         15,000         5.67                0
                                July 1, 1999      73,418         22,500         5.67                0

---------------

* Outstanding balance does not include accrued interest as of April 6, 2000.

                            STOCK PERFORMANCE GRAPH

     The following stock performance graph and accompanying table compare the stockholders' cumulative return on the common stock from July 16, 1999 to December 31, 1999 with the cumulative total return of the S&P 500 Index (U.S.) and the Nasdaq Telecom Index over the same period. The comparative data assumes $100.00 was invested on the date of our initial public offering, July 16, 1999, in the common stock and in each of the indices referred to above and assumes that any dividends were reinvested. The stock price performance shown in the table set forth below is not necessarily indicative of future stock price performance.

                                                 PARADYNE NETWORKS, INC.             S&P 500                 NASDAQ TELECOM
                                                 -----------------------             -------                 --------------
July 1999                                                100.00                      100.00                      100.00
1999                                                     160.29                      107.71                      135.13

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The United States securities laws require our directors, executive officers and any persons who beneficially own more than 10% of our common stock to file with the SEC and the Nasdaq Stock Market initial reports of ownership and subsequent reports of changes in ownership. To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during fiscal 1999 all directors, executive officers and beneficial owners of more than 10% of our common stock made all required filings.

                STOCKHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

     Under SEC rules, to be considered for inclusion in our proxy statement for the 2001 annual meeting, director nominations and other proposals of stockholders must be submitted in writing not later than December 29, 2000.

     In general, stockholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by Paradyne not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2001 annual meeting is held on schedule, we must receive this notice no earlier than February 1, 2001 and no later than March 3, 2001. The requirements for submitting such proposals are set forth in our bylaws.

     All director nominations and other proposals of stockholders with regard to the 2001 annual meeting should be submitted by certified mail, return receipt requested, to Paradyne Networks, Inc., 8545 126th Avenue North, Largo, Florida 33773, Attention: James L. Slattery, Senior Vice President, Chief Legal and Intellectual Property Officer and Corporate Secretary.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP has audited our financial statements for fiscal 1999. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to respond to appropriate questions.

                                          By Order of the Board of Directors.

                                          /s/ JAMES L. SLATTERY

                                          James L. Slattery
                                          Senior Vice President, Chief Legal and
                                          Intellectual Property Officer and
                                          Corporate Secretary

Largo, Florida
April 27, 2000

     Our 1999 Annual Report for the fiscal year ended December 31, 1999, which includes audited financial statements, had been mailed to stockholders with these proxy materials. Except as otherwise required, such materials do not form any part of the materials for the solicitation of proxies.

                                                                    ATTACHMENT A



                      AMENDMENT TO PARADYNE NETWORKS, INC.
                           1996 EQUITY INCENTIVE PLAN



4.       SHARES SUBJECT TO PLAN

         Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate eleven million (11,000,000) shares of Common Stock, plus an annual increase to be added on each June 1, beginning with June 1, 2000, equal to the lesser of (i) five percent (5%) of the total number of shares of Common Stock outstanding on such anniversary date, or (ii) four million five hundred thousand (4,500,000) shares. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

                            PARADYNE NETWORKS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 1, 2000
                                   10:00 A.M.

                           8545 126(TH) AVENUE NORTH
                                 LARGO, FLORIDA

PARADYNE NETWORKS, INC.
C/O SHAREOWNER SERVICES, P.O. BOX 64873, ST. PAUL, MN 55164                PROXY
--------------------------------------------------------------------------------

REVOCABLE PROXY

COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS. IF YOU CHOOSE TO SUBMIT YOUR PROXY VOTING INSTRUCTIONS VIA THE INTERNET OR BY TOUCH TONE TELEPHONE, THEN DO NOT RETURN THIS PROXY CARD.

The undersigned hereby appoints Andrew S. May and Patrick M. Murphy, and each of them, proxies with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Paradyne Networks, Inc. ("Paradyne") that the undersigned is entitled to vote at the 2000 annual meeting of stockholders, to be held on Thursday, June 1, 2000 at 10:00 a.m. local time, at Paradyne's corporate headquarters, 8545 126(th) Avenue North, Largo, Florida, and at any and all adjournments.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE TWO NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. If any other business is presented to a vote of the stockholders at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors does not know of any other business to be presented to a vote of the stockholders at the annual meeting.

If the undersigned elects to withdraw this proxy on or before the time of the annual meeting or any adjournments and notifies James L. Slattery, our Senior Vice President, Chief Legal and Intellectual Property Officer and Corporate Secretary, at or prior to the annual meeting of that decision, then the power of this proxy shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy in the manner described above and does not submit a duly executed and subsequently dated proxy card prior to the annual meeting, the undersigned may vote all shares of common stock owned by the undersigned as of the record date, April 6, 2000, in person at the annual meeting.

          Continued, and to be signed and dated, on the reverse side.

                                                               COMPANY #
                                                               CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY
YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK * * * EASY * * * IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
- Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- HTTPS://SSL.CDOCS.COM/PDYN/ -- QUICK * * * EASY * * * IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Paradyne Networks, Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.

         Please mark
         votes as in
   X     this example

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                            *  Please detach here  *

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.
1. The election of (01) Thomas E. Epley
and (02) David Bonderman as Class I
directors for a three-year term expiring at the 2003 annual meeting of stockholders and until their successors have been duly elected and qualified.
2. To approve an amendment to our Amended and Restated 1996 Equity Incentive Plan to increase the number of shares available for awards, as described in the proxy statement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournments thereof.

Mark here for address change and note below  [ ]            Mark here if you
plan to attend the meeting [ ]

                                                Date
                                                --------------------------------



                                                Signature(s) in Box

                                                Please mark, date and sign
                                                exactly as your name appears on
                                                this proxy card. When shares are
                                                held jointly, both holders
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give your full
                                                title. If the holder is a
                                                corporation or a partnership,
                                                the full corporate or
                                                partnership name should be
                                                signed by a duly authorized
                                                officer or partner.

                                              [ ]   FOR      [ ]   WITHHELD

                                               For all nominees except as noted
                                               above

                                              [ ]   FOR      [ ]   AGAINST
                                              [ ]   ABSTAIN